Exhibit 99.1
NON-EXECUTIVE DIRECTOR DEFERRED
SHARE UNIT AWARD AGREEMENT

1.The Grant. Ivanhoe Electric Inc., a Delaware corporation (the “Company”), hereby grants to you, [NAME] on the terms and conditions set forth in this Deferred Share Unit Award Agreement (this “Agreement”) and in the Ivanhoe Electric Inc. 2022 Long Term Incentive Plan (the “Plan”), an Award as of [DATE] (the “Grant Date”) and for [NUMBER OF SHARES] deferred share units (the “DSUs”), each with respect to one share of common stock of the Company (a “Share”). All capitalized terms used in this Agreement, to the extent not defined, shall have the meaning set forth in the Plan.
2.Vesting Period. The DSUs are subject to the vesting requirements contained in this Agreement for a period (such period during which vesting requirements apply to the DSUs is a “Vesting Period”). Provided you were in continuous services as a member of the Board on the applicable Vesting Date below, the DSUs have vested, or will become vested, as follows:

VESTING DATE    NUMBER OF DSUS THAT BECOME VESTED
[March 31, 20_]    [25% of Total unless became a Director during or after Q1]
[June 30, 20_]    [25% of Total unless became a Director during or after Q2] [September 30, 20_]    [25% of Total unless became a Director during or after Q3] [December 31, 20_]    [25% of Total unless became a Director during Q4]

•For greater certainty, 100% of the DSUs will be vested by December 31st of the year of grant provided you continue to serve as a Director on such date.
•If you leave the Board (“termination of services”) during a Vesting Period, the portion of DSUs that were scheduled to vest at the end of such Vesting Period will be prorated based on the number of days during the Vesting Period prior to termination of services in relation to the total number of days in the Vesting Period (the “prorated portion”). The prorated portion will become vested upon your termination of services, and all other unvested DSUs, and your rights thereunder, will be forfeited.
•Notwithstanding the foregoing, in the event of your death or termination of services due to Disability, all of your unvested DSUs will become immediately vested upon your death or termination of services due to Disability. For purposes of this Agreement, “Disability” means that you have been determined to have a total and permanent disability either by (a) being eligible for disability for Social Security purposes, or (b) being totally and permanently disabled under the terms of the Company’s long-term disability plan (regardless of whether you are a participant in such plan).
•Your rights to any DSUs that do not vest pursuant to this Section 2 or Section 5 hereof shall be immediately and irrevocably forfeited as of the date of your termination of service.
•The Board retains the discretion to accelerate vesting and waive forfeiture if it so determines within its sole discretion.
3.Form and Timing of Payment. The Company will deliver to you one Share for each DSU that vests pursuant to this Agreement as follows:
•The Company will deliver the Shares in respect of DSUs to you on the earlier of the third anniversary of the Grant Date and the date of your separation from service. If your DSUs are subject to United States federal income tax, “separation from service” has the meaning ascribed to it under Section 409A of the Code and applicable regulations thereunder.
•For DSUs awarded in 2024 or thereafter, the Board may permit a Director to elect the time of settlement of DSUs (the “Election”), provided such written election is made by December 31st of the year prior to the year in which the services giving rise to the compensation are performed. If you made a timely election, the Company will deliver the Shares in respect of DSUs to you on the date or time specified in the Election.
4.Restrictions. The DSUs shall be subject to the following restrictions:
(a)    You may not sell, transfer, pledge or otherwise encumber the DSUs. Neither the right to receive Shares in respect of the DSUs nor any interest under the Plan may be transferred by you, and any attempted transfer shall be void.
(b)Any securities or property (including cash) that may be issued with respect to the DSUs as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.
(c)    You shall not be entitled to receive the Shares underlying the DSUs prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.
5.Change in Control. Upon a Change in Control (as defined in the Plan) prior to the end of an applicable Vesting Period, any outstanding DSUs shall remain outstanding and shall continue to vest in accordance with their terms, without regard to the occurrence of such Change in Control; provided, however, that if at any time following a Change in Control, your service on the Board is terminated prior to the end of an applicable Vesting Period by reason of your involuntary separation from service at the request of the Company or the Board, then unvested DSUs shall automatically vest.
6.Holding Requirement. You are subject to any Company stock ownership guidelines for directors as may be approved by the Board from time to time, and you will be required to retain 100% of the net number of Shares delivered to you under the terms of this Agreement until you meet such ownership guidelines.
7.No Rights as a Shareholder. Upon grant of this Award, you shall not have any rights of a stockholder with respect to the DSUs subject to this Agreement (including the right to vote the Shares underlying the DSUs and the right to receive any cash dividends and other distributions thereon prior to settlement of the DSUs) unless and until Shares are actually issued and delivered to you or your legal representative.
8.Income Taxes. You are liable for any federal, state and local income or other taxes applicable upon the grant of the DSUs, vesting of the DSUs, delivery of Shares in respect of the DSUs and subsequent disposition of the Shares issued in respect of the DSUs, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences.
9.Acknowledgment. This Award shall not be effective until you agree to the terms and conditions of this Agreement and the Plan, and acknowledge receipt of a copy of the summary prospectus relating to the Plan, by accepting this Award in writing below.
10.Successors and Assigns of the Company. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
11.Board Discretion. Subject to the terms of the Plan and this Agreement, the Board shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.
12.Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three business days after they have been mailed by registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:
If to the Company:
Ivanhoe Electric Inc. Attention: Corporate Secretary 606 - 999 Canada Place Vancouver, BC V6C 3E1 Canada

If to you:
At the address specified in the Company’s records

13.The Plan/Conflicts. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan including Section 12.10 shall govern.
14.Section 409A. For U.S. taxpayers:
(a)    It is intended that all the compensation and benefits payable pursuant to this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All provisions of this Agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)Neither you nor any of your creditors or beneficiaries shall have the right to subject your DSUs payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any DSUs payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates.
(c)    If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) settlement of the DSUs would otherwise occur upon your separation from service, then the Company shall not settle the DSUs (delivery of Shares) until the first business day following the date that is six months following date of your separation from service, except to the extent otherwise permitted under Section 409A.
15.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby agree acknowledge and agree that signatures delivered by facsimile or electronic means (including by fax, email or “pdf”) shall be deemed effective for all purposes.

IVANHOE ELECTRIC INC.

________________________________________________
[Name and Title]

ACCEPTED AND AGREED

________________________________________________
[NAME] Date: [DATE]